Exhibit 99.1
United States Lime & Minerals, Inc. — News Release

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FIRST QUARTER 2011 RESULTS
Dallas, Texas, April 27, 2011 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2011 results: Revenues in the first quarter 2011 decreased to $33.1 million from $33.6 million in the prior year comparable quarter, a decrease of $549 thousand, or 1.6%. Revenues from the Company’s lime and limestone operations in the first quarter 2011 decreased $1.3 million, or 4.1%, to $30.2 million from $31.5 million in the comparable 2010 quarter, while revenues from the Company’s natural gas interests increased $730 thousand, or 34.2%, to $2.9 million from $2.1 million in the comparable 2010 quarter. The decrease in lime and limestone revenues in the first quarter 2011 as compared to last year’s comparable quarter primarily resulted from decreased sales volumes of the Company’s lime and limestone products due to reduced demand principally from its steel and oil and gas services customers, partially offset by increased demand from the Company’s highway construction customers.
Production volumes for the Company’s natural gas interests for the first quarter 2011 totaled 401 thousand MCF, sold at an average price of $7.15 per MCF, from 37 wells. Production volumes in the comparable prior year quarter were 236 thousand MCF, sold at an average price of $9.03 per MCF, from 30 wells. In the first quarter 2011, the increase in production volumes resulting from seven new wells completed during the second half 2010 more than offset the reduction in average price per MCF, which was primarily due to lower natural gas prices during the 2011 quarter compared to the comparable 2010 quarter, and the normal declines in production rates on wells completed prior to 2010.
The Company reported net income of $4.8 million ($0.75 per share diluted) for the first quarter 2011, compared to net income of $4.7 million ($0.73 per share diluted) for the first quarter 2010, an increase of $151 thousand, or 3.2%.
The Company’s gross profit for the first quarter 2011 was $9.4 million, compared to $9.5 million for the comparable 2010 quarter, a decrease of $108 thousand, or 1.1%. Included in gross profit for the 2011 quarter is $7.5 million from the Company’s lime and limestone operations, compared to $7.9 million in the comparable 2010 quarter, a decrease of $365 thousand. Gross profit from the Company’s natural gas interests was $1.9 million in the first quarter 2011, compared to $1.6 million in the comparable 2010 quarter, an increase of $257 thousand.
“Overall we are pleased that net income for our first quarter 2011 was slightly higher than last year’s first quarter, especially given the continuing soft economy, which both impacts demand for our lime and limestone products and presents a challenge to maintain or increase our prices,” said Timothy W. Byrne, President and Chief Executive Officer. “Although governmental funding of public sector projects remains a concern, in the first quarter 2011, we benefited from improved highway construction demand, which mostly offset reduced demand from our steel and oil and gas services customers.” Mr. Byrne added, “Additionally, due to the production from our seven new wells, we had improved gross profit from our natural gas interests in the first quarter 2011 even though natural gas prices declined.”

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, oil and gas services, aluminum, paper, glass, roof shingle and agriculture industries and utilities and other industries requiring scrubbing of emissions for environmental purposes. The Company is headquartered in Dallas, Texas and operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
INCOME STATEMENTS	2011	2010
Revenues
Lime and limestone operations	$30,202	$31,481
Natural gas interests	2,864	2,134

Total	$33,066	$33,615
Gross profit	$9,412	$9,520
Operating profit	$7,227	$7,155
Interest expense	653	654
Other income, net	(21)	(2)
Income tax expense	1,782	1,841

Net income	$4,813	$4,662

Income per share of common stock:
Basic	$0.75	$0.73
Diluted	$0.75	$0.73

Weighted-average shares outstanding:
Basic	6,414	6,397
Diluted	6,431	6,414

	March 31,	December 31,
BALANCE SHEETS	2011	2010
Assets:
Current assets	$68,361	$61,887
Property, plant and equipment, net	123,905	126,237
Other assets, net	352	374

Total assets	$192,618	$188,498

Liabilities and Stockholders’ Equity:
Current liabilities	$15,532	$15,711
Debt, excluding current installments	30,416	31,666
Deferred tax liabilities, net	9,676	8,933
Other liabilities	3,478	3,894
Stockholders’ equity	133,516	128,294

Total liabilities and stockholders’ equity	$192,618	$188,498

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